Exhibit 5.1

Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102

March 8, 2004

Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102

Re:	Registration Statement on Form S-4 (the “Registration Statement”), No. 333-111972, with respect to shares to be issued pursuant to the Business Combination Agreement, dated as of October 27, 2003, as amended (the “Combination Agreement”), by and between Brown & Williamson Tobacco Corporation and R.J. Reynolds Tobacco Holdings, Inc.

Ladies and Gentlemen:

     I am acting in my capacity as the Executive Vice President, General Counsel and Assistant Secretary of Reynolds American Inc. (the “Company”), in connection with the registration of shares of its common stock, par value $0.0001 per share (the “Shares”), issuable pursuant to the Combination Agreement, as set forth in the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

     In rendering this opinion, I have examined such documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued upon the terms and conditions set forth in the Combination Agreement, the Shares will be validly issued, fully paid and nonassessable.

     My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly the opinions herein are limited to, the general corporate law of the State of North Carolina, which includes all applicable statutory provisions and the provisions of the Constitution of North Carolina and the reported judicial decisions interpreting such laws. I express no opinion with respect to any other law of the State of North Carolina or any other jurisdiction.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Opinions” in the proxy statement/prospectus constituting a part of such Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Charles A. Blixt, Esq.

Charles A. Blixt, Esq. Executive Vice President, General Counsel and Assistant Secretary